Spectrum Control Signs Definitive Agreement
to Acquire Sage Laboratories, Inc.

Spectrum Continues to Expand its Microwave Products and Technologies

Fairview, PA, June 14, 2010 - - - - Spectrum Control, Inc. (NASDAQ:  SPEC), a leading designer and manufacturer of custom electronic products and systems, announced today that it has signed a definitive agreement to acquire substantially all of the assets and assume certain liabilities of Sage Laboratories, Inc. (“Sage Labs”), a wholly-owned subsidiary of Ceralta Technologies, Inc.

Sage Labs, with operations in Hudson, NH, designs and manufactures custom RF and microwave components and subsystems including filters, diplexers, multiplexers, hybrids, and digital frequency discriminators. The transaction is expected to close before the end of June.

Dick Southworth, Spectrum Control’s President and Chief Executive Officer, commented, “This acquisition reflects our strategy of continuously expanding our product and technology capabilities through acquisitions, as well as internal research and development. Sage Labs’ subsystem product offerings and its suspended substrate stripline technology are natural complements to our current Microwave Components and Systems Business. A majority of Sage Labs’ products are used in defense and aerospace applications, including missile defense systems, electronic warfare, military aircraft, and radar systems.” Current annualized revenues of Sage Labs’ products are approximately $12 million.

About Spectrum Control

Spectrum Control, Inc. is a leader in the design, development and manufacture of high-performance custom electronic solutions for the defense, aerospace, communications, and medical industries worldwide.  For more information about Spectrum Control and its products, please visit the Company's website at www.spectrumcontrol.com.

Corporate Headquarters 8031 Avonia Road Fairview, PA 16415 Phone: 814/474-2207 Fax: 814/474-2208	Investor Relations John P. Freeman, Senior Vice President and Chief Financial Officer Spectrum Control, Inc. Phone: 814/474-4310

SPECTRUM CONTROL, INC. 8031 Avonia Road, Fairview, PA 16415, Phone: (814) 474-2207, Fax: (814) 474-2208